Exhibit A

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Schedule 14D-9

SOLICITATION/RECOMMENDATION STATEMENT
UNDER SECTION 14(d)(4) OF THE
SECURITIES EXCHANGE ACT OF 1934
(Amendment No. 8)

International Electronics, Inc.
(Name of Subject Company)

International Electronics, Inc.
(Name of Person(s) Filing Statement)

Common Stock, Par Value $0.01 Per Share
(Title of Class of Securities)

459436507
(CUSIP Number of Class of Securities)

John Waldstein
President, Chief Executive Officer, Treasurer, Chief Financial Officer and Chairman of the Board
International Electronics, Inc.
427 Turnpike Street
Canton, Massachusetts 02021
(781) 821-5566
(Name, Address, and Telephone Number of Person Authorized to Receive
Notices and Communications on Behalf of the Person(s) Filing Statement)

Copies To:
James W. Hackett, Jr., Esq.
Frederick P. Callori, Esq.
Choate, Hall & Stewart LLP
Two International Place
Boston, MA 02110
(617) 248-5000

☐   Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer.

This Amendment No. 8 amends and supplements the Solicitation/Recommendation Statement on Schedule 14D-9 initially filed with the Securities and Exchange Commission (the “SEC”) on March 16, 2007, as amended and supplemented by Amendment No. 1 filed with the SEC on March 20, 2007, Amendment No. 2 filed with the SEC on March 28, 2007, Amendment No. 3 filed with the SEC on April 2, 2007, Amendment No. 4 filed with the SEC on April 13, 2007, Amendment No. 5 filed with the SEC on May 3, 2007, Amendment No. 6 filed with the SEC on May 4, 2007 and Amendment No. 7 filed with the SEC on May 14, 2007 (as amended and supplemented, the “Statement”) by International Electronics, Inc., a Massachusetts corporation (the “Company” or “IEI”), relating to the tender offer by RISCO Ltd., through its Rokonet Industries, U.S.A., Inc. subsidiary (“RISCO”), to acquire all of the Company’s issued and outstanding capital stock at a price of $4.00 per share, upon the terms and subject to the conditions described in the Tender Offer Statement of Schedule

TO originally filed by RISCO with the SEC on March 6, 2007 (as amended and supplemented, the “Schedule TO”).

Item 4.    The Solicitation or Recommendation.

(b)           Background.

The Statement is hereby amended to include the following paragraph at the end of Item 4(b):

“On May 15, 2007, the Company announced that it had signed a definitive merger agreement (the “Merger Agreement”) to be acquired by Linear LLC (“Linear”), a wholly-owned subsidiary of Nortek, Inc. (“Nortek”).  Under the terms of the Merger Agreement, which has been unanimously approved by the Board of Directors, Linear will commence a tender offer to acquire all of the outstanding shares of the Company’s common stock at a price of $6.65 per share in cash.  The offer will commence on or before May 29, 2007, and will expire at midnight on the 20th business day following and including the commencement date, unless extended in accordance with the terms of the Merger Agreement and the applicable rules and regulations of the SEC.  Following completion of the tender offer in which 66⅔% of the Company’s outstanding shares (determined on a fully-diluted basis) are tendered, Linear has committed to complete a second-step merger in which all remaining shares of the Company’s common stock will be converted into the right to receive the same consideration paid in the Nortek tender offer.  The Company also announced that the Board of Directors had unanimously recommended that shareholders tender their shares into the Nortek offer.

In addition, the Company announced that the Board of Directors reiterated its recommendation that shareholders reject the Risco Tender Offer and to vote against granting voting rights for any shares that Risco acquires in the Risco Tender Offer at the Company’s upcoming shareholder meeting on May 18, 2007.

A copy of the press release announcing the Merger Agreement and the Board of Directors’ continued recommendation that shareholders reject the Risco Tender Offer and vote against granting voting rights for any shares that Risco acquires in the Tender Offer is filed as Exhibit a(9) hereto and incorporated by reference herein.”

Item 7.    Purposes of the Transaction and Plans or Proposals.

The discussion set forth in Item 7 of the Statement is hereby amended to state in its entirety as follows:

“Beginning in January 2007, the Company received unsolicited expressions of interest from several other parties at prices substantially in excess of $4.00 per share and had preliminary discussions with these parties.

As discussed above, on May 15, 2007, the Company announced that it had signed a definitive merger agreement (the “Merger Agreement”) to be acquired by Linear, LLC (“Linear”), a wholly-owned subsidiary of Nortek, Inc. (“Nortek”).  Under the terms of the Merger Agreement, which has been unanimously approved by the Board of Directors, Linear will commence a tender offer to acquire all of the outstanding shares of the Company’s common stock at a price of $6.65 per share in cash.  The offer will commence on or before May 29, 2007, and will expire at midnight on the 20th business day following and including the commencement date, unless extended in accordance with the terms of the Merger Agreement and the applicable rules and regulations of the SEC.  Following completion of the tender offer in which 66⅔% of the Company’s outstanding shares (determined on a fully-diluted basis) are tendered, Linear has committed to complete a second-step merger in which all remaining shares of the Company’s common stock will be converted into the right to receive the same consideration paid in the Nortek tender offer.  The Company also announced that the Board of Directors had unanimously recommended that shareholders tender their shares into the Nortek offer.

As otherwise disclosed in this Schedule 14d-9, the Board of Directors, after careful consideration, has unanimously determined that the Risco Tender Offer is inadequate and not in the best interests of the Company’s shareholders (other than Risco and its affiliates).  Except as otherwise described in this Item 7, the Company has not reached an agreement in principle or signed an agreement in connection with the Risco Tender Offer that relates to or would result in: (a) a tender offer for or other acquisition of the Company’s common stock, (b) any extraordinary transaction, such as a merger, reorganization or liquidation, involving the Company, (c) any purchase, sale or transfer of a material amount of assets of the Company or (d) any material change in the present dividend rate or policy, or indebtedness or capitalization, of the Company.  THE BOARD OF DIRECTORS RECOMMENDS

THAT THE COMPANY’S SHAREHOLDERS REJECT THE RISCO OFFER AND NOT TENDER THEIR SHARES TO RISCO.

Except as set forth in this Statement, there are no transactions, resolutions of the Board of Directors, agreements in principle or signed agreements in response to the Tender Offer that relate to or would result in one or more of the events referred to in the first paragraph of this Item 7.”

Item 9.    Exhibits.

Item 9 of the Statement is hereby amended and supplemented by adding the following thereto:

Exhibit No.

a(9)                            Press Release issued by International Electronics, Inc. dated May 15, 2007

SIGNATURE

After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

INTERNATIONAL ELECTRONICS, INC.

By:	/s/ JOHN WALDSTEIN
John Waldstein
President, Chief Executive Officer,
Treasurer, Chief Financial Officer
and Chairman of the Board

Date:  May 15, 2007

Exhibit (a)(9)

International Electronics, Inc.
News Release

Contact:
John Waldstein
President
781-821-5566 ext. 114

International Electronics, Inc. Confirms Recommendation Against Inferior RISCO Offer

CANTON, MA — May 15, 2007 — International Electronics, Inc. (IEI) (OTCBB: IEIB.OB) today announced that its Board of Directors has confirmed its unanimous recommendation against the inferior, unsolicited tender offer by a subsidiary of RISCO, Ltd. and its unanimous recommendation to vote, at the upcoming shareholder meeting on May 18, 2007, against granting any voting rights for any shares that RISCO acquires in its tender offer.

As announced earlier today, IEI has signed a definitive agreement to be acquired by Linear LLC, a wholly-owned subsidiary of Nortek, Inc., at a price of $6.65 per share in cash in a tender offer and merger. This per share price represents a premium of more than 66% over the $4.00 price per share offered in the RISCO tender offer.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995

Statements in this press release referring to the expected future plans and performance of IEI are forward-looking statements. Actual future results may differ materially from such statements. Factors that could affect future performance include, but are not limited to: the consummation or failure to consummate any business combination, including the merger with Linear and the tender offer commenced by RISCO; the loss of one of IEI’s large customers or the cancellation or deferral of purchases of IEI’s products; the loss of one of IEI’s distribution partners or the failure of the partner to devote adequate resources to the sale of our products; changes in general economic conditions; limitations imposed by IEI’s limited financial resources; IEI’s dependence on certain key employees; any failure by IEI to successfully select, develop, manufacture and market new products or enhance its existing products; fluctuations in IEI’s sales and operating results; IEI’s ability to successfully compete; the expense resulting to IEI from future investments and acquisitions and IEI’s ability to integrate acquired products, technologies or businesses; IEI’s ability to protect its intellectual property rights; the reliability of offshore production undertaken by IEI; IEI’s dependence upon sole source suppliers for certain key components; the risks associated with international sales; and the limited market for IEI’s common stock and the volatility of its share price.

About International Electronics, Inc.

International Electronics, Inc. (IEI), an ISO9001:2000 certified manufacturer, designs, manufactures, markets and sells electronic access control equipment and browser-managed security platforms used in residential and commercial security systems and wireless access control and fleet management systems for industrial mobile asset applications. IEI’s products include its Door-Gard(TM) and Secured Series(TM) access control lines, its LS line of integrated battery operated door locks, its eMerge(TM) browser-managed access and security management products and its line of PowerKey(TM) industrial access control and fleet management products. IEI markets its security management and access control products to leading distribution and electronic security installation companies, and its PowerKey(TM) products directly to material handling equipment users worldwide. For more information about IEI, visit www.ieib.com.

Additional Information and Where to Find It

In connection with the Linear tender offer, IEI expects to file a solicitation/recommendation statement with the SEC. In connection with the proposed merger with Linear, IEI expects to file a proxy statement with the SEC, if required by law. In connection with the unsolicited tender offer by RISCO, IEI filed a solicitation/recommendation statement on Schedule 14D-9 with the SEC on March 16, 2007, and has subsequently filed amendments thereto. On April 27, 2007, IEI both filed a definitive proxy statement with the SEC and mailed the proxy statement to its shareholders, which proxy statement in part relates to the tender offer commenced by RISCO. IEI advises its shareholders to read all of these documents, including any amendments thereto, because they contain, or, when filed, will contain additional information about the Linear tender offer, the proposed merger and the unsolicited tender offer by RISCO. Shareholders may obtain a free copy of these documents, and any amendments thereto, on the SEC’s web site at www.sec.gov, on IEI’s web site at www.ieib.com, or by contacting IEI’s information agent, Morrow & Co., Inc. at (203) 658-9400.

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